EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-78709, 33-60443, and 33-60449) of Katy Industries, Inc. of our report dated February 20, 2004, except for Note 6 is as of March 18, 2004 and Note 12 is as of January 10, 2005, with respect to the consolidated balance sheet of Sahlman Holding Company, Inc. as of December 31, 2003 and the related statement of operations for the year ended December 31, 2003, which appears in this Form 10-K/A Amendment No. 2.

/s/ Dwight, Darby, and Company
Certified Public Accountants
Tampa, Florida
October 18, 2006